READING
INTERNATIONAL
Annual Shareholders Meeting
Presented on May 14, 2009

Safe Harbor Statement

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Our comments today may contain forward-looking statements and management may make additional forward-looking statements in response to your questions. Such written and oral disclosures are made pursuant to the Safe Harbor provision of the Private Securities Litigation Reform Act of 1995.

Although we believe our expectations expressed in such forward looking statements are reasonable, we cannot assure you that they will be realized. Investors are cautioned that such forward-looking statements involve risks and uncertainties that could cause actual results to differ materially from the anticipated results, and therefore we refer you to a more detailed discussion of the risks and uncertainties in the Company's filings with the Securities & Exchange Commission.

Financial Reconciliations

Use of EBITDA;
We use EBITDA in our evaluation of our performance since we believe that EBITDA provides a useful measure of financial performance and value. We believe this principally for the following reasons:

We believe that EBITDA is an industry comparative measure of financial performance. It is, in our experience, a measure commonly used by analysts and financial commentators who report on the cinema exhibition and real estate industries and a measure used by financial institutions in underwriting the creditworthiness of companies in these industries. Accordingly, our management monitors this calculation as a method of judging our performance against our peers and market expectations and our creditworthiness. Also, analysts, financial commentators and persons active in the cinema exhibition and real estate industries typically value enterprises engaged in these businesses at various multiples of EBITDA. Accordingly, we find EBITDA valuable as an indicator of the underlying value of our businesses. We expect that investors may use EBITDA to judge our ability to generate cash, as a basis of comparison to other companies engaged in the cinema exhibition and real estate businesses and as a basis to value our company against such other companies.

EBITDA is not a measurement of financial performance under accounting principles generally accepted in the United States of America and should not be considered in isolation or construed as a substitute for net income or other operations data or cash flow data prepared in accordance with accounting principles generally accepted in the United States for purposes of analyzing our profitability. The exclusion of various components such as interest, taxes, depreciation and amortization necessarily limit the usefulness of these measures when assessing our financial performance as not all funds depicted by EBITDA are available for management's discretionary use. For example, a substantial portion of such funds are subject to contractual restrictions and functional requirements to service debt, to fund necessary capital expenditures and to meet other commitments from time to time as described in more detail in this Annual Report on Form 10-K.

EBIT and EBITDA also fail to take into account the cost of interest and taxes. Interest is clearly a real cost that for us is paid periodically as accrued. Taxes may or may not be a current cash item but are nevertheless real costs which, in most situations, must eventually be paid. A company that realizes taxable earnings in high tax jurisdictions may, ultimately, be less valuable than a company that realizes the same amount of taxable earnings in a low tax jurisdiction. EBITDA fails to take into account the cost of depreciation and amortization and the fact that assets will eventually wear out and have to be replaced.

EBITDA, as calculated by us, may not be comparable to similarly titled measures reported by other companies.

Equity Snapshot

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- 21.1 mil shares Class A Nonvoting Common,
- 1.5 mil shares Class B Voting Common

NYSE AMEX Listed:	RDI	RDI.B
Price (05/06/2009) (Class A & B):	$3.55	$4.06
Market Cap (Class A and B):	$80.92 mil	
Shares Outstanding:	22.58 mil	
Float:	16.33 mil	
Revenues (ytd to 12/31/2008):	$191.29 mil	
Net loss (ytd to 12/31/2008):	$(18.54)mil	
EBITDA (ytd to 12/31/2008):	$17.86 mil	

Source: Yahoo Finance

Business and Geographic Mix

Revenue by Business


Real Estate 7%
Cinema Exhibit'n 93%

Total: $191.29 Million

Revenue by Region


New Zealand 12%
Australia 35%
USA 53%

Total: $191.29 Million

(YTD to 12/31/08)

Business and Geographic Mix

Assets by Business


Corp
6%
Cinema
Exhibit'n
37%
Real
Estate
57%

Total: $370.1 Million

Assets by Region


New
Zealand
18%
Australia
44%
USA
38%

Total: $370.1 Million

(As of 12/31/08)

Real Estate Valuation (as of 5/07/2009)

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Ticker	Name	Market Cap (mil)	Price/ Book (mrq)	EV/Rev (ttm)	EV/EBITDA (ttm)
RDI	Reading International	$ 81	1.2	1.5	16.2
MAC	Macerich Company	$ 1,460	1.0	7.4	11.8
CBL	CBL & Associates Inc	$ 491	0.6	5.7	9.0
TCO	Taubman Centers	$ 1,340	N/A	5.9	10.4
PEI	Pennsylvania	$ 266	0.4	5.9	11.4
GRT	Glimcher Realty Trust	$ 102	N/A	6.0	10.7
	Average	**$ 732**	**0.7**	**6.2**	**10.7**

Source: Yahoo Finance, Company 10K Dec 31, 2008

Cinema Exhibition Business

Country		Wholly Owned	Con	Un	Man	Total
Australia -	cinemas	18	3	1	-	22
	screens	135	16	16	-	167
New Zealand -	cinemas	9	-	3	-	12
	screens	48	-	16	-	64
United States -	cinemas	21	1	-	2	24
	screens	222	6	-	9	237
Totals	cinemas	48	4	4	2	58
	screens	405	22	32	9	468

- **Revenues of $177.26 million YTD to 12/31/2008**

Cinema Exhibition Valuation (5/07/2009)

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Ticker	Name	Market Cap (mil)	Price/ Book (mrq)	EV/Rev (ttm)	EV/EBITDA (ttm)
RDI	Reading International	$ 81	1.2	1.5	16.2
RGC	Regal Entertainment	$ 2,120	N/A	1.5	7.9
MCS	Marcus Corporation	$ 375	1.2	1.6	7.7
CKEC	Carmike Cinemas	$ 90	3.7	1.0	6.6
CNK	Cinemark Holdings	$ 1,180	1.4	1.3	6.8
	Average	**$ 941**	**2.1**	**1.3**	**7.2**
IMAX	IMAX	$ 317	N/A	4.6	(35.8)

Source: Yahoo Finance Company 10K Dec 31, 2008

Twelve Month 2008 Highlights

With respect to our cinema activities:

- On February 22, 2008, we acquired 15 cinemas with 181 screens in Hawaii and California, the "Consolidated Entertainment" acquisition. The initial purchase price was $70.2 million, but allowed for certain post-closing purchase price adjustments to be made. The adjusted purchase price is currently $63.9 million;
- On June 6, 2008, we sold our 50% interest in the 8-screen Botany Downs cinema in Auckland, New Zealand, to our joint venture partner. The sale price was $3.3 million in cash plus the assumption of our 50% share of the outstanding debt, which amounted to $1.0 million; and
- We took a $2.1 million impairment charge relative to certain of our New Zealand cinemas compared to zero in 2007.

Twelve Month 2008 Highlights

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With respect to our real estate activities:

- In the first quarter of 2008, we acquired or entered into agreements to acquire four contiguous properties in Brisbane, Australia. We acquired three properties for $2.5 million and conditionally agreed to purchase a fourth property for $7.6 million;

- On September 16, 2008, we entered into a sale option agreement to sell our Auburn property located in Sydney, Australia. The option sale price is $28.5 million and comes to term on November 1, 2009, following non-refundable option payments of $2.8 million;

- On September 18, 2006, we acquired a 0.3 acre property in Brisbane, Australia, for $1.8 million. The six-story office building with two basement levels of parking that is being constructed on that site is anticipated to be completed in March 2009;

- At December 31, 2007, we had sold of all 67 residential units of the *Place 57* residential condominium tower in Manhattan, in which we own a 25% interest. The one retail unit which had remained unsold was sold in February 2009. Based on the closing statements of the sale, our share of the earnings will be approximately $800,000; and

- We took a $4.0 million impairment charge relative to certain parcels of land held for development in Australia and New Zealand compared to zero 2007.

Twelve Month 2008 Highlights

Which resulted in:

- revenue growth of 68.7% to $191.3 million, compared to $113.4 million in 2007;
- an operating loss of $4.6 million, compared to income of $5.2 million in 2007;
- net loss for the 2008 year of $18.5 million compared to a loss of $2.1 million in 2007;
- EBITDA of $17.9 million in 2008 compared to $20.0 million in 2007;
- adjusted EBITDA of $21.3 million in 2008 compared to $18.9 million in 2007; and
- Net Worth of $65.8 million in 2008 compared to $121.4 million in 2007 .

Summary Financial Data

Income Statement	Year Ended December 31,	
($ in thousands)	2008	2007
Revenues	$ 191,286	$ 113,404
Operating expenses	195,862	108,238
Operating income (loss)	(4,576)	5,166
Net loss from continuing operations	(19,945)	(4,503)
Discontinued operations	562	1,893
Net loss applicable to common	(18,535)	(2,103)
EPS (loss) from continuing ops - fully diluted	(0.84)	(0.18)
EPS (loss) discontinued ops - fully diluted	0.02	0.09
EPS (loss) - fully diluted	(0.82)	(0.09)
EBITDA	17,862	20,019

Source: Company 10K - December 31, 2008
Note: For reconciliation to closest GAAP equivalent please refer to reconciliation slide

Summary Financial Data

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Balance Sheet

($ in thousands)		12/31/2008		12/31/2007
Cash and Cash Equivalents	$	30,874	$	20,782
Receivables		7,868		5,671
Other Current Assets		27,996		34,987
Total Current Assets		66,738		61,440
Property Held for and Under Development		67,600		76,076
Property & Equipment		153,165		154,012
Investment in Unconsolidated Entities		11,643		15,480
Other Assets		70,930		39,063
Total Assets	**$**	**370,076**	**$**	**346,071**
Total Current Liabilities	$	34,103	$	29,154
LT Notes Payable		186,268		120,253
Subordinate Debt		51,547		51,547
Other LT Liabilities		30,505		20,920
Minority Interest		1,817		2,835
Total Stockholder's Equity		65,836		121,362
Total Liabilities & Stockholder's Equity	**$**	**370,076**	**$**	**346,071**

Source: Company 10K - December 31, 2008

Reconciliation of EBITDA to Net Income

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($ in thousands)	Year Ended December 31, 2008		Year Ended December 31, 2007	
EBITDA from continuing operations	$	17,862	$	20,019
Income tax expense		(2,099)		(2,038)
Interest expense		(15,740)		(8,161)
Depreciation & amortization		(17,868)		(10,737)
Adj. for discontinued operations		(690)		(1,186)
Net loss	$	(18,535)	$	(2,103)

Source: Company 10K - December 31, 2008

First Quarter 2009 Highlights

The following impacted our first quarter 2009 business:

- the remaining retail condominium of our Place 57 joint venture was sold in February 2009 for approximately $4.0 million of which $304,000 was attributable to our equity earnings from investment which passed through the income statement. In April, we received a cash disbursement from this investment of $1.2 million of which $859,000 was a return of investment;

- we completed the construction of our Indooroopilly, Brisbane, Australia office development in April 2009 with an approximate total construction cost of $9.0 million (AUS$13.0 million) which was financed with a construction loan of $5.0 million (AUS$7.2 million);

- in March 2009, we received the third of five payments, this one in the amount of $265,000 (AUS$400,000) for the sale option on our Auburn property. To date, we have received $1.5 million (AUS$2.0 million) of the $2.5 million (AUS$3.6 million) in option installments required by the option agreement. Based on the conforming nature of this agreement, we believe that buyers will exercise their option to purchase the property for $28.5 million (AUS$36.0 million);

- our real estate segment revenue was slightly higher for the 2009 Quarter compared to the 2008 Quarter. The increase in real estate expense was primarily due to certain property holding costs that were previously capitalized in the 2008 Quarter, but, due to our property development efforts being curtailed, were expensed during the 2009 Quarter. Also, real estate expense increased relating to our newly acquired Consolidated Entertainment cinemas that have ancillary real estate activities. Please see attached supplemental segment reporting schedule;

First Quarter 2009 Highlights

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The following impacted our first quarter 2009 business:

- during the quarter, we reacquired a portion of our Trust Preferred Securities for $11.5 million for which were able to extinguish $22.9 million our debt related to these securities on April 30, 2009. This resulted in a decrease in our cash balance from $30.9 million in December 2008 to $14.5 million in March 2009;

- we secured on December 31, 2008, a waiver of covenants for our Trust Preferred Securities for a period of nine years;

- we have entered into settlement negotiations with the defendants of our Malulani Investment Litigation which has resulted in an agreed upon cash payment to us of $2.5 million and a promissory note to us for $6.75 million. Based on our shareholders' agreement with Magoon Investments, we are entitled to recover substantially all of our litigation costs and investment before any distributions are made to them; and

- the decrease in the value of the Australian and New Zealand dollars vis-à-vis the US dollar from $0.9132 and $0.7860, respectively, as of March 31, 2008 to $0.6926 and $0.5715, respectively, as of March 31, 2009. The devaluation of these currencies has resulted in lower operational earnings for the 2009 Quarter compared to the 2008 Quarter even though our earnings in the local currencies have increased. By way of example, our Australian cinema revenues in local currency increased by 12.9% whereas the same revenues translated to the U.S. dollar decreased by 14.5% due to the aforementioned currency fluctuations.

Summary Financial Data

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Income Statement

($ in thousands)	Three Month to March 31, 2009	2008
Revenues	$46,120	$38,482
Operating expenses	44,458	36,920
Operating income	1,662	1,562
Net loss applicable to common	(3,393)	(226)
EPS (loss) from continuing ops - fully diluted	(0.16)	(0.01)
EPS (loss) discontinued ops - fully diluted	0.01	-
EPS – fully diluted	(0.15)	(0.01)
EBITDA	5,185	6,911
Adjusted EBITDA	5,931	5,696

Source: Company 10Q - March 31, 2009

Summary Financial Data

Balance Sheet

($ in thousands)		3/31/2009		12/31/2008
Cash and Cash Equivalents	$	14,511	$	30,874
Receivables		7,319		7,868
Other Current Assets		27,233		27,996
Total Current Assets		**49,063**		**66,738**
Property Held for and Under Development		**68,169**		**67,600**
Property & Equipment		**151,084**		**154,959**
Investment in Unconsolidated Entities		**11,861**		**11,643**
Other Assets		**81,168**		**70,930**
Total Assets	**$**	**361,345**	**$**	**371,870**

Total Current Liabilities	**$**	**36,595**	**$**	**34,103**
LT Notes Payable		**177,206**		**186,268**
Subordinated Debt		**51,547**		**51,547**
Other LT Liabilities		**31,806**		**30,505**
Total Stockholder's Equity		**64,191**		**69,447**
Total Liabilities & Stockholder's Equity	**$**	**361,345**	**$**	**371,870**

Source: Company 10Q - March 31, 2009

THANK YOU

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INTERNATIONAL